UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Honeywell International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022 ANNUAL MEETING KEY BALLOT ITEMS APRIL 2022 0

2022 ANNUAL MEETING | SAY ON PAY Proposal 2: Advisory Vote to Approve Executive Compensation • Honeywell’s executive compensation program has been strongly supported by shareowners; 92%+ say-on-pay support in each of the past 5 years. • Pay-for-performance has been well-aligned in 2021 and in prior years. § Per April 2022 ISS report, “pay and performance appear to be reasonably aligned for the period under review” with “low” overall quantitative concern. • Glass Lewis recommends “FOR” say-on-pay; ISS recommends “AGAINST” say-on-pay, primarily due to a modification made to the 2019-2021 performance plan. • The 2019-2021 performance plan modification was strictly due to severe pandemic-driven impacts occurring after the plan targets had been set, and there is no intention to repeat or preserve the change to the performance plan. § Total shareowner return for the 2019-2021 plan period was strong at +56%, above the median of Comp Peer Group (61st percentile) § The adjustment increased the weighting of the relative TSR performance metric from 25% to 50% to better align with shareowner experience over the plan period, with corresponding decreases in weighting of revenue, segment margin, and ROI metrics—actual targets did not change. § In the absence of pandemic-driven disruption of key end markets (Aerospace, Energy, Buildings), this change would not have been considered. Original robust growth targets for this cycle were set in early 2019 before the occurrence of the extraordinary pandemic event. § The adjustment restored pay-for-performance alignment while maintaining the basic program design (i.e., no special grants). § The adjustment resulted in an 87% payout, which was well below target. • The executive compensation program in 2022 restores the ‘normal’ operation of the program that has been strongly supported by investors and there are no plans to consider other modifications. Honeywell’s Board Recommends A Vote ‘FOR’ Proposal 2 1

2022 SHAREOWNER PROPOSALS OVERVIEW Rationale for ‘Against’ Vote: SH Proposal: Special Shareholder Meeting Improvement • Honeywell has lowered the threshold for calling a special shareowner meeting to 15%. • Request to lower the threshold for shareowners to • 15% threshold is the same or lower than 80% of the S&P500. call a special shareowner’s meeting to 10%. • Risk that corporate resources, time, and attention will be diverted to address a potential • GL recommendation: “AGAINST” abuse of a lower threshold by a small minority of shareowners is unwarranted given existing corporate governance best practices that protect shareowner rights. • ISS recommendation: “FOR” Rationale for ‘Against’ Vote: SH Proposal: Climate Lobbying Report • Honeywell has conducted an evaluation and issued a fully responsive report, available at • Evaluate and report on alignment of lobbying investor.honeywell.com. activities with Paris Agreement goals and plans to mitigate risks presented by any misalignment. • More detailed review of the specific lobbying activities of our trade associations is not warranted or practical (see Appendix for detailed discussion). • GL recommendation: “AGAINST” • Honeywell supports the goals of the Paris Agreement and has committed to Scope 1 and • ISS recommendation: “FOR” Scope 2 carbon neutrality by 2035 and to establishment of SBTi-aligned targets, including Scope 3. • SH Proposal: Env’t and Social Due Diligence Rationale for ‘Against’ Vote: • Honeywell has issued a fully responsive report, available at investor.honeywell.com. • Report on due diligence process to identify and address environmental social risks related to • The report was updated on April 12 to include additional information regarding ongoing emissions, spills, or discharges from Company monitoring and incident response processes operations and value chain. • ISS changed their recommendation to a vote “Against” the shareowner proposal • GL recommendation: “AGAINST” • Less than $500K of cumulative environmental fines/penalties from current operations • ISS recommendation: “AGAINST” (new) over the last 5 years. Honeywell’s Board Recommends A Vote ‘AGAINST’ Each of the Shareowner Proposals 2

APPENDIX

ADDITIONAL DISCUSSION SAY-ON-PAY The Honeywell Board is deeply committed to ensuring that our executive compensation is aligned with performance and the interests of our shareowners. We have an effective and competitive executive compensation program that appropriately motivates and rewards our leaders to deliver on our financial business goals and strategic priorities, which translates into greater value for our shareowners. Our executive compensation plan has been well-received by our shareowners, receiving 92%+ say-on-pay votes in each of the last five years. As highlighted in the ISS report, “pay and performance appear to be reasonably aligned for the period under review” with “Low” overall quantitative concern. We read your “AGAINST” recommendation to be based on the adjustment that our Board’s Management Development and Compensation Committee (MDCC) made to the 2019-2021 performance stock plan. To be clear, the adjustment was solely to change the relative weighting of the four performance metrics – not the actual targets themselves – to restore pay-for-performance alignment that was compromised by the adverse impacts of the global pandemic while maintaining the basic framework of the program design (e.g., no special grants). The adjustment resulted in an 87% payout, which is still well-below target. In the absence of the severe impacts of the pandemic, these types of changes would not have been considered. The performance plan grants made for the two most recent performance periods reflect restoration of ‘normal’ operation of the plan. 2022 Shareowner Engagement – April 2022 4

ADDITIONAL DISCUSSION CLIMATE LOBBYING REPORT PROPOSAL Engagement in the political process is an important enabler for Honeywell. We believe that forward-thinking legislation and regulation that improves infrastructure and makes the world safer and more sustainable are important to our long-term strategy. Our Board’s Corporate Governance and Responsibility Committee (CGRC) oversees our political activities to ensure compliance with applicable law and our Code of Business Conduct, as well as alignment with our policies, values, and objectives. We do not think a more detailed review of the specific lobbying activities of our trade associations, beyond what is reflected in the report we published in response to the proposal, is warranted or practical. Specifically, the ISS report notes that our climate lobbying report relies on public statements and does not analyze the actual lobbying conducted by these organizations. We do not believe that it is appropriate to rely on non-public statements as access to this information is not consistently available, and even if available, would be largely anecdotal and would not be independently verifiable. Any lobbying activities by trade associations are required to be disclosed by federal law, and thus, reliance on public sources is a reasonable basis for Honeywell’s climate lobbying assessment. Also, the ISS report notes that our climate lobbying report does not assess organizations that may lobby on our behalf but are not trade associations, such as 527s. It is important to note that the primary mission of these and other comparable organizations is to influence selection, nomination, election, appointment, or defeat of candidates to federal, state, or local public office – not to engage in lobbying. As such, we believe that it would be inapt to include assessment of their lobbying activities in our report. In addition, all contributions to 527 organizations are made by Honeywell’s PAC following the review and approval of a bipartisan employee-led advisory board and fully disclosed in the PAC’s legally required reports. 2022 Shareowner Engagement – April 2022 5

2022 Shareowner Engagement – April 2022 6